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                                                                    EXHIBIT 99.1

                                 March 26, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  ARTHUR ANDERSEN LLP

Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X adopted by the Securities and Exchange Commission, Arthur Andersen has represented to us the following regarding the audit of our consolidated balance sheets as of December 29, 2001 and December 30, 2000, and the related consolidated statements of income, cash flows and comprehensive income and stockholders' investment for each of the three years in the period ended December 29, 2001:

     The audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                            Sincerely,

                                            /s/ Martin P. Galvan
                                            -------------------------
                                            Martin P. Galvan
                                            Chief Financial Officer